EXHIBIT 10.7

Third Point Reinsurance Limited

Nonqualified Share Option Agreement

This NONQUALIFIED SHARE OPTION AGREEMENT, dated as of                     , 2012 (this “Agreement”), is entered into by and between Third Point Reinsurance Limited, a Bermuda corporation (the “Company”), and the Participant whose name appears on the signature page hereof (the “Participant”), pursuant to the Third Point Reinsurance Limited Share Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires to grant options to purchase its Class A common shares, par value $0.10 per share (the “Shares”), to certain Employees and directors of the Company;

WHEREAS, the Company has adopted the Plan in order to effect such grants; and

WHEREAS, the Committee has determined that it is in the interest of the Company to grant these options to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.	Confirmation of Grant, Option Price.

(a) Confirmation of Grant. The Company hereby grants to the Participant, effective as of the date hereof (the “Grant Date”), options to purchase from the Company the number of Shares specified on the signature page hereof, which shall become exercisable, if at all, as provided in Section 2 (the “Options”).

(b) Option Price. The Options shall have the option price(s) per share as set forth on the signature page hereof (the “Option Price”), which, in each case, is not less than the Fair Market Value per Share on the Grant Date.

(c) Options Subject to Plan. The Options granted pursuant to this Agreement are subject in all respects to the Plan, all of the terms of which are made a part of and incorporated into this Agreement. By signing this Agreement, the Participant acknowledges that the Participant has been provided a copy of the Plan and has had the opportunity to review the Plan.

(d) Character of Options. The Options granted hereunder are not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Exercisability.

(a) Vesting. The Options shall become exercisable upon the satisfaction of both the Service Condition and the Capital Condition (each as defined below) with respect to all or any portion of the Options. Notwithstanding the foregoing, all or a portion of such Options shall also become exercisable at the time and under the circumstances described in Section 5.

(i) Service Condition. The “Service Condition” shall be deemed satisfied with respect to 20% of the Options on each of the first five anniversaries of the Grant Date, subject to the Participant’s continuous employment with the Company or a Subsidiary from the Grant Date to such anniversary.

(ii) Capital Condition. At any time following the Grant Date, the “Capital Condition” shall be deemed satisfied with respect to the number of Options equal to the product of (A) the total number of outstanding Options for which the Service Condition has been satisfied as of such time and (B) the lesser of (x) 1 and (y) a fraction, the numerator of which is the aggregate consideration received by the Company for issuance of Shares up to and including the closing of a “Qualified Initial Public Offering” (as defined in the By-Laws of the Company, and such closing, a “Qualified IPO Closing”) and the denominator of which is $1,000,000,000 (such clause B, the “Capital Ratio”).

(b) Normal Expiration Date. Unless the Options earlier terminate in accordance with Sections 2, 4, or 5, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once Options have become exercisable pursuant to this Section 2, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

(c) Termination of Options Following a Qualified IPO Closing. Unless the Options earlier terminate in accordance with Sections 2, 4, or 5, immediately following a Qualified IPO Closing, any Options that are not capable of becoming exercisable as a result of the Capital Condition not being satisfied with respect to such Options shall be forfeited and automatically cancelled for no consideration.

(d) No Other Accelerated Vesting. The vesting and exercisability provisions set forth in Sections 2, 4, or 5, or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to Options and shall supersede any other provisions relating to vesting and exercisability, unless such other provision expressly refers to the Plan by name and this Agreement by name and date.

3.	Method of Exercise and Payment.

All or part of the exercisable Options may be exercised by the Participant upon (a) the Participant’s written notice to the Company of exercise; (b) the Participant’s payment of the Option Price in full at the time of exercise (i) in cash or cash equivalents, (ii) at any time following a Public Offering, in unencumbered Shares owned by the Participant for at least six months (or such other period as is required by applicable accounting standards to avoid a charge to earnings) having a Fair Market Value on the date of exercise equal to such Option Price, (iii) at any time following a Public Offering, in a combination of cash and unencumbered Shares owned by the Participant for at least six months (or such other period as is required by applicable accounting standards to avoid a charge to earnings) having a combined Fair Market Value on the date of exercise equal to such Option Price, or (iv) in accordance with such procedures or in such other form as the Committee shall from time to time determine; and (c) if such Options are exercised prior to a Public Offering, the Participant’s execution of the Members Agreement and the Registration Rights Agreement in order to become a party to such agreements with respect to the Shares issuable upon the exercise of such Options. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options and, if applicable, receipt of evidence of the Participant’s execution of the Members Agreement and Registration Rights Agreement in accordance with this Section 3, but subject to Section 6 below, the Company shall issue a certificate or certificates representing the Shares acquired upon the exercise thereof, registered in the name of the Participant; provided that if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Share, such certificates shall bear the appropriate legend.

4.	Termination of Employment.

(a) Special Termination. Unless otherwise determined by the Committee, which shall not use its discretion to decrease any rights provided under this Agreement, in the event that the Participant’s employment with the Company or any Subsidiary terminates by reason of the Participant’s death or Disability (each a “Special Termination”), then all Options held by the Participant that are exercisable as of the date of such Special Termination or that would become exercisable on the next Service Condition vesting date immediately following the date of such Special Termination (applying the Capital Ratio measured as of the date of such Special Termination for purposes of the Capital Condition) may be exercised by the Participant or the Participant’s beneficiary as designated in accordance with Section 9, or if no such beneficiary is named, by the Participant’s estate, at any time prior to the first anniversary of the date of such Special Termination or the Normal Expiration Date of the Options, whichever period is shorter. Any Options that are not then exercisable and would not otherwise have become exercisable on the next Service Condition vesting date immediately following the date of such Special Termination shall terminate and be cancelled immediately upon such Special Termination.

(b) Termination for Cause. Unless otherwise determined by the Committee, in the event a Participant’s employment with the Company or any Subsidiary is terminated for Cause, then all Options held by the Participant that are exercisable as of the date of such termination may be exercised by the Participant at any time (i) during the three-month period following the date of such termination, and (ii) the Normal Expiration Date of the Options, whichever period is shorter. Upon a termination for Cause, any Options that are not then exercisable shall terminate and be cancelled immediately upon such termination of employment. Subject to requirements and/or conditions under any applicable law, upon a termination of a Participant’s employment with the Company or any Subsidiary pursuant to this Section 4(b), the Company or the Sponsors may pursuant to Section 7 of the Plan repurchase all or any portion of the Option Shares.

(c) Termination without Cause or for Good Reason. Unless otherwise determined by the Committee, in the event the Participant’s employment with the Company or any Subsidiary is terminated by the Company without Cause or by the Participant for Good Reason (each, an “Involuntary Termination”), the Participant’s Options shall be treated as follows: (1) if the next Service Condition vesting date applicable to such Options would occur during the 12 month period following the date of such termination, the Participant shall immediately vest in any unvested Options that would otherwise vest on such Service Condition vesting date (applying the Capital Ratio measured as of the date of such Involuntary Termination for purposes of the Capital Condition), and (2) the Participant shall immediately vest in any remaining unvested Options that would otherwise vest in the 12 month period following the date of such termination (applying the Capital Ratio measured as of the date of such Involuntary Termination for purposes of the Capital Condition); provided that for purpose of this clause (2) only, (x) such vesting shall be calculated pro rata on a daily basis with respect to any such unvested Options for which the applicable vesting period would commence during, but not be completed until after the conclusion of, such 12 month period, but only with respect to such unvested Options that would otherwise vest on the first Service Condition vesting date following the end of such 12 month period, and (y) in the case of any award of Options with multiple exercise prices, the pro rata calculation shall be applied separately to each group of Options with the same exercise price. Any Options granted to such Participant that on or prior to the date of such Involuntary Termination have become exercisable in accordance with the preceding sentence or otherwise may be exercised by the Participant at any time prior to (i) the first anniversary of the Participant’s termination of employment, or (ii) the expiration of the term of the Options, whichever period is shorter. Any Options that are not then exercisable and would not otherwise have become exercisable pursuant to this Section 4(c) shall terminate and be cancelled immediately upon such Involuntary Termination.

(d) Other Termination of Employment. Unless otherwise determined by the Committee, in the event that the Participant’s employment with the Company or any Subsidiary terminates for any reason other than (i) a Special Termination, (ii) for Cause, or (iii) an Involuntary Termination, then any Options held by the Participant that are exercisable at the date of the Participant’s termination of employment shall be exercisable at any time during the three-month period following the Participant’s termination of employment or the Normal Expiration Date of the Options, whichever period is shorter. Any Options held by the Participant that are not then exercisable shall terminate and be cancelled immediately upon such termination of employment. Subject to requirements and/or conditions under any applicable law, upon a termination of a Participant’s employment with the Company or any Subsidiary pursuant to this Section 4(d), the Company or the Sponsors may pursuant to Section 7 of the Plan repurchase all or any portion of the Option Shares.

(e) Committee Discretion. Notwithstanding anything else contained herein to the contrary, the Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

5.	Change in Control.

(a) Accelerated Vesting of Options and Payment on All Vested Options. In the event of a Change in Control, each outstanding Option for which the Capital Condition has been satisfied as of immediately prior to such Change in Control (regardless of whether the Service Condition has been satisfied for such Options at such time) shall be cancelled in exchange for a payment of an amount equal to the excess, if any, of the Change in Control Price over the Option Price. All other Options shall be automatically cancelled for no consideration.

(b) Limitation on Benefits. Notwithstanding anything contained in this Option agreement or the Plan to the contrary, to the extent that any of the payments and benefits provided for under the Plan, this Agreement, or any other agreement or arrangement between the Company and the Participant (collectively, the “Payments”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Participant shall be entitled to waive any or all such Payments to the extent necessary to avoid the application of the excise tax under Section 4999 of the Code. In addition, if (x) immediately prior to a change in ownership or control (within the meaning of Section 280G of the Code), the Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, and (y) the Participant elects to provide the waiver contemplated by this Section 5(b), the Company shall use its reasonable efforts to cause any Payments arising out of or in connection with such change in ownership or control to which the Participant is or may become entitled to be submitted for shareholder approval in accordance with Section 280G(b)(5)(B) and Treas. Reg. Section 1.280G-1, Q&A-7.

6.	Tax Withholding.

Whenever Shares are to be issued pursuant to the exercise of an Option or any payment is to be made hereunder, the Company or any Subsidiary shall have the power to withhold, or require the Participant to remit to the Company or such Subsidiary, an amount sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements relating to such transaction.

7.	Nontransferability of Awards.

No Options granted hereby may be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee pursuant to Section 10.1 of the Plan. All rights with respect to Options granted to the Participant hereunder shall be exercisable during his or her lifetime only by such Participant or, if permitted by the Committee, a permitted transferee. Following the Participant’s death, all rights with respect to Options that were exercisable at the time of the Participant’s death and that have not terminated shall be exercised by his or her designated beneficiary, his or her estate or, if permitted by the Committee, a permitted transferee.

8.	Buyout and Settlement for Shares.

The Committee may at any time offer to buy out for a payment in cash or Shares an Option granted hereunder, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made, and the Participant may decide to accept such offer, but such Participant is not required to do so. Upon the intended exercise of any Option, in lieu of accepting payment of the exercise price therefor and issuing or delivering the number of Shares for which the Option is being exercised, the Committee (in its sole discretion) may cause the Company either (a) to pay the Participant an amount in cash equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Option Price, or (b) to deliver to the Participant a lesser number of Shares, having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Option Price for such shares. Upon payment of cash or distribution of Shares pursuant to this Section 8, the Participant’s rights as to the portion of the Options that is the subject of such payment or distribution shall be deemed satisfied in full. Nothing in this Section 8 is intended to impact the rights of the Company or the Sponsors pursuant to Section 4(b) or 4(d) hereof.

9.	Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. If no beneficiary is named, or if a named beneficiary does not survive the Participant, Section 10.2 of the Plan shall determine who may exercise the Participant’s rights under the Plan.

10.	Adjustment in Capitalization.

Upon the occurrence of any Adjustment Event, outstanding Option grants shall be adjusted to reflect such Adjustment Event, as deemed equitable and appropriate by the Committee. All determinations and calculations required under this Section 10 shall be made in the sole discretion of the Committee and in compliance with Section 409A of the Code or an exemption thereto.

11.	Requirements of Law.

The issuance of Shares pursuant to the Options shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon exercise of any Options granted hereunder if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

12.	No Guarantee of Employment.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any Subsidiary. For purposes of this Agreement, the “employment” shall be deemed to refer to the Participant’s provision of services to the Company or any Subsidiary as an employee or independent contractor (including as a nonemployee member of the Board), and the “termination of employment” and corollary phrases shall be deemed to refer to the Participant’s cessation of such services with respect to all such persons in all capacities.

13.	No Rights as Shareholder.

Except as otherwise required by law, the Participant shall not have any rights as a shareholder with respect to any Shares covered by the Options granted hereby until such time as the Shares issuable upon exercise of such Options have been so issued. Notwithstanding anything else contained herein to the contrary, the exercise of any portion of the Options conveyed hereby is expressly conditioned upon the Participant becoming a party to the Members Agreement and the Registration Rights Agreement with respect to any Shares to be acquired upon such exercise.

14.	Restrictions on Sale Upon Public Offering.

Except as otherwise provided in the Registration Rights Agreement, the Participant agrees that, in the event that the Company files a registration statement under the Act with respect to a public offering of any of its capital shares, the Participant will not effect any sale or distribution of Shares including, but not limited to, pursuant to Rule 144 under the Act, within seven days prior to and 90 days (unless the Company is advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 14; provided that with respect to any shelf registration statement on Form S-3, the Trigger Date shall be the pricing of any offering made under such registration statement and the Participant agrees to execute a customary holdback agreement with the underwriters for any such public offering.

15.	Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16.	Amendments.

(a) In General. The Committee may, at its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of any unvested Options (but not any previously granted vested Options) awarded pursuant to this Agreement in whole or in part, including without limitation, amending the criteria for vesting and exercisability set forth in Section 2 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options; provided that if such alteration, amendment, suspension, or termination shall not preserve the economic value or shall otherwise materially adversely affect the Participant’s rights, as determined by the Committee in its sole good faith discretion, of any previously granted unvested Options, the Committee shall only be permitted to alter, amend, suspend, or terminate such previously granted unvested Options if it shall obtain the consent of the holders of a majority of all unvested Options granted under the Plan that are similarly affected by such amendment. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Participant.

(b) Public Offering. Unless otherwise determined by the Committee, in the event of a Public Offering, the Committee shall amend this Agreement to provide for the imposition of certain blackout periods, in each case, as the Committee shall determine to be appropriate; provided, however, that such amendments shall preserve the economic value, as determined by the Committee in its sole good faith discretion.

17.	Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

(i) If to the Company, to it at:

Third Point Reinsurance Ltd.

Chesney House

1st Floor

96 Pitts Bay Road

Pembroke HM 06

Bermuda

Attn: General Counsel

with a copy to:

Third Point LLC

390 Park Avenue

New York, NY 10022

Attn: Joshua Targoff

Pine Brook LVR, L.P.

60 East 42nd Street, 50th Floor

New York, NY 10165

Attn: William Spiegel

Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, NY 10022

Attn: James J. Connors, II

(ii) If to the Participant, to the Participant’s last known home address, or to such other person or address as any party shall specify by notice in writing to the Company.

All such notices, requests, demands, letters, waivers, and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained herein.

(c) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder, subject to the requirements of law.

(d) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the law that might be applied under principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and state courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this Agreement. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such action, suit or proceeding and agrees that the mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 17(a) or in such other manner as may be permitted by law shall be valid and sufficient service thereof. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION, OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17(d).

(e) Section 409A of the Code. This Agreement is intended to be exempt from or comply with the requirements of Section 409A of the Code and all provisions contained herein, including, but not limited to, any adjustment provisions, shall be construed and interpreted in accordance with such intent.

(f) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

THIRD POINT REINSURANCE LIMITED

By:
Name:
Title:

PARTICIPANT

«First_Name» «Last_Name»

Number of Options:	«Tranche_1»
Option Price:	«Tranche_1_Price»

Number of Options:	«Tranche_2»
Option Price:	«Tranche_2_Price»

Number of Options:	«Tranche_3»
Option Price:	«Tranche_3_Price»

[Signature Page to Third Point Reinsurance Limited Option Share Agreement]

Exhibit A

Effect of Termination of Employment on Options

This Exhibit A sets forth the effect of termination of employment on the vesting and exercisability of Options and is for descriptive purposes only. The terms and conditions of the Options are set forth above and are subject to the terms and provisions of the Share Incentive Plan. To the extent that anything in this Exhibit A conflicts with the provisions of the Share Incentive Plan or the Option Agreement, the provisions of the Share Incentive Plan or the Option Agreement, as applicable, shall control.

Type of Termination	Vesting	Exercisability	Company/Sponsors Repurchase Right

Termination for Cause	Any unvested Options forfeited	3 months to exercise vested Options	Company (and if not the Company, the sponsors) may repurchase all or a portion of the Common Shares acquired upon the exercise of Options at the lower of cost and fair market value

Death or Disability	The portion of unvested Options that would vest at the next vesting date will become immediately vested Any remaining unvested Options forfeited	12 months to exercise vested Options	No repurchase right

Termination without Cause Resignation with Good Reason	12 months additional vesting on unvested Options Any remaining unvested Options forfeited	12 months to exercise vested Options	No repurchase right

Voluntary Resignation	Any unvested Options forfeited	3 months to exercise vested Options	Company (and if not the Company, the sponsors) may repurchase all or a portion of the Common Shares acquired upon the exercise of Options at fair market value

2